Exhibit 99.1

Beverly Launches Tender Offer for $200 Million 9-5/8% Senior Notes

     FORT SMITH, Ark.--(BUSINESS WIRE)--June 9, 2004--Beverly Enterprises, Inc. (NYSE:BEV) today announced that it has initiated a cash tender offer for any and all of its $200 million aggregate principal amount of 9-5/8% Senior Notes due 2009, and a solicitation of consents to amend the indenture governing those notes (the "Offer and Consent Solicitation"). This Offer and Consent Solicitation is being made upon the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation dated June 9, 2004.
     The Offer and Consent Solicitation are scheduled to expire at 11:59 p.m.
(EDT) on July 8, 2004, unless extended or terminated earlier. Holders of 9-5/8% Notes who tender their Notes on or prior to 5:00 p.m. (EDT) on June 17, 2004, unless extended or terminated earlier (the "Consent Date"), will be eligible to receive a total consideration of 119% of the principal amount of the 9-5/8% Notes validly tendered.
     Holders who tender their 9-5/8% Notes after 5:00 p.m. (EDT) on the Consent Date but prior to 11:59 p.m. (EDT) on July 8, 2004, unless extended or earlier terminated, will be eligible to receive 116% of the principal amount of the 9-5/8% Notes validly tendered, which is equal to the total consideration less a consent payment of 3% which only would be paid to holders who validly tender and do not revoke their Notes by the Consent Date, and whose Notes are accepted for payment. In each case, holders that validly tender their Notes will be eligible to receive accrued and unpaid interest up to, but not including, the payment date.
     The Offer and Consent Solicitation is conditioned upon the satisfaction of certain conditions, including the requisite consents condition, the financing condition and the bank condition. A more comprehensive description of the Offer and Consent Solicitation and its conditions can be found in the Offer to Purchase and Consent Solicitation Statement.
     Beverly already has received written commitments to tender and consent from holders of approximately 48% of the Notes.
     Beverly intends to finance this Offer and Consent Solicitation primarily with net proceeds from 10-year senior subordinated note financing of up to $225 million principal amount that it expects to offer later this month. The tender premium, plus transaction-related costs, will result in a special pre-tax charge totaling approximately $43 million if all the Notes are tendered and accepted for payment, which is expected to be recorded primarily during the second quarter of 2004. After the initial charge related to the Offer and Consent Solicitation, the financing transaction is expected to be accretive to earnings per share.
     "This strategic refinancing takes advantage of interest rates that are near a historic low, strengthens our overall capital structure, facilitates our growth by providing us with financial and operational flexibility, and increases shareholder value by extending debt maturities and lowering interest costs," said William R. Floyd, Beverly Chairman and Chief Executive Officer.
     Beverly has retained Lehman Brothers to serve as the Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to serve as the Information Agent for the Offer. Requests for documents may be directed to D.F. King & Co., Inc., by telephone at (800) 431-9643 (toll-free) or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the tender offer may be directed to Lehman Brothers, at (800) 438-3242 (toll-free) or (212) 528-7581, Attention: Liability Management.
     This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation dated June 9, 2004. The senior subordinated notes, when offered, will not have been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirements.
     This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release may contain forward-looking statements, including statements related to performance in 2004 and beyond, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the company's compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; the effects of adopting new accounting standards; the ability to integrate acquisitions and realize synergies and accretion; liabilities and other claims asserted against the company, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement or settlement of government investigations and increases in the reserves for patient care liabilities; the ability to predict future reserves related to patient care and workers' compensation liabilities; our ability to obtain adequate insurance coverage with financially viable insurance carriers, as well as the ability of our insurance carriers to fulfill their obligations; the ability to replace or refinance debt obligations; the ability to reduce overhead costs, obtain pricing concessions from suppliers, improve the effectiveness of our fundamental business processes and develop new sources of profitable revenues; the ability to execute our strategic growth initiatives and implement our strategy to divest certain of our nursing facilities in a timely manner at fair values; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions, capital improvements and on-going operations; the competitive environment in which the company operates; the ability to repurchase our stock and changes in the stock price after any such repurchases; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in Beverly's filings with the Securities and Exchange Commission, including its Forms 10-K and 10-Q.
     Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. At April 30, 2004, Beverly operated 368 skilled nursing facilities, as well as 19 assisted living centers, and 25 hospice centers. Through Aegis Therapies, Beverly also offers rehabilitative services on a contract basis to facilities operated by other care providers.

     CONTACT: Beverly Enterprises, Fort Smith
              Investor Contact:
              James M. Griffith, 479-201-5514
              or
              News Media:
              Blair C. Jackson, 479-201-5263